Exhibit 8.1

List of Subsidiaries of IM Cannabis Corp.

Legal Entity	Jurisdiction	Relationship with the Company
I.M.C. Holdings Ltd. (“IMC Holdings”)	Israel	Wholly-owned subsidiary
I.M.C. Pharma Ltd. (“IMC Pharma”)	Israel	Wholly-owned subsidiary of IMC Holdings
Focus Medical Herbs Ltd. (“Focus")(1)	Israel	Wholly-owned subsidiary of IMC Holdings
R.A. Yarok Pharm Ltd. (“Pharm Yarok”)	Israel	Wholly-owned subsidiary of IMC Holdings
Rosen High Way Ltd. (“Rosen High Way”)	Israel	Wholly-owned subsidiary of IMC Holdings
Rivoly Trading and Marketing Ltd. d/b/a Vironna Pharm (“Vironna”)	Israel	Subsidiary of IMC Holdings
Adjupharm GmbH (“Adjupharm”)	Germany	Subsidiary of IMC Holdings
Xinteza API Ltd (“Xinteza”)	Israel	Subsidiary of IMC Holdings
Shiran Societe Anonyme (“Greece”)	Greece	Subsidiary of IMC Holdings
IM Cannabis Holding NL B.V Netherlands (“IMC Holdings NL”)	Netherlands	Wholly-owned subsidiary of IMC Holdings

(1)	Effective February 26, 2024, IMC Holdings exercised its option to acquire a 74% ownership stake in Focus, and effective May 26, 2025, IMC Holdings acquired the remaining 26% from Ewave Group Ltd.